Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Immune Pharmaceuticals, Inc. on Form S-3 to be filed on or about August 26, 2015 of our report dated April 15, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed April 15, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey

August 26, 2015